Exhibit a(ii)


                    MRI Business Properties Fund, Ltd. III
                     5665 Northside Drive, N.W., Suite 370
                           Atlanta, Georgia  30328


                                                                    June 2, 1995

Dear Limited Partner:

  Enclosed is the Schedule 14D-9 which was filed by the Partnership with the Securities and Exchange Commission in connection with the offer by DeForest Ventures I L.P. to purchase limited partnership units.

  FOR THE REASONS SET FORTH IN ITEM 4 OF THE SCHEDULE 14D-9, THE
PARTNERSHIP IS RECOMMENDING THAT LIMITED PARTNERS NOT TENDER THEIR UNITS. Limited partners are advised to carefully read the enclosed
Schedule 14D-9.


                                          MRI Business Properties Fund, Ltd. III